Exhibit 99.1

CONTACT:   Connie Hamblin                                                                    RELEASE:  January 27, 2011

                        (616) 772-1800

GENTEX REPORTS ALL-TIME RECORD NET SALES
AND NET INCOME

ZEELAND, Michigan, January 27, 2011 -- Gentex Corporation, the Zeeland, Michigan-based manufacturer of automatic-dimming rearview mirrors and camera-based active-safety systems for the automotive industry, commercial fire protection products and dimmable aircraft windows, today reported all-time record results for the fourth quarter and calendar year ended December 31, 2010.

For the fourth quarter of 2010, the Company’s all-time record net sales increased by 25 percent to $222.1 million compared with $177.6 million in the fourth quarter of 2009.  The gross profit margin decreased on a quarter-over-quarter basis from 36.7 percent in the fourth quarter of 2009 to 35.8 percent in the fourth quarter of 2010, primarily due to annual customer price reductions and costs associated with supply chain constraints on certain automotive-grade electronic components, partially offset by purchasing/VAVE cost reductions and the Company’s ability to leverage its fixed overhead costs.

      For calendar year 2010, the Company’s all-time record net sales increased by 50 percent to $816.3 million compared with $544.5 million in calendar year 2009.  The gross profit margin increased from 32.6 percent for calendar year 2009 to 36.2 percent for calendar year 2010, primarily due to the Company’s ability to leverage fixed overhead costs due to the 50 percent increase in net sales when comparing calendar year 2010 to calendar year 2009, partially offset by annual customer price reductions.

Income from operations increased by 17 percent to $50.6 million in the fourth quarter of 2010, compared with income from operations of $43.2 million in the fourth quarter last year, primarily due to the increased net sales.  For calendar year 2010, all-time record operating income increased by 102 percent to $191.0 million, compared with operating income of $94.6 million for calendar year 2009, primarily due to the year-over-year increase in gross profit when comparing calendar year 2010 to calendar year 2009.

Total other income increased in the fourth quarter of 2010 compared with the fourth quarter of 2009, primarily due to realized gains on the sale of equity investments.  Total other income increased to $12.5 million in calendar year 2010 from $1.7 million in calendar year 2009, primarily due to realized gains on the sale of equity investments in calendar year 2010 compared with realized losses on the sale of equity investments in calendar year 2009.

All-time record net income increased by 23 percent to $36.9 million for the fourth quarter of 2010, compared with net income of $30.0 million in the fourth quarter of 2009, primarily due to increased net sales.  For calendar year 2010, all-time record net income of $137.7 million increased 113 percent compared with net income of $64.6 million for calendar year 2009.  The increase in net income for calendar year 2010 compared with calendar year 2009 was primarily due to increased net sales and gross profit.

   Earnings per diluted share were 26 cents in the fourth quarter of 2010 compared with 22 cents per share in the fourth quarter of 2009.  Earnings per diluted share were 98 cents for calendar year 2010, compared with 47 cents per share in calendar year 2009.

“The fourth quarter was another record in a series of banner quarters for Gentex,” said Gentex Chairman of the Board and Chief Executive Officer Fred Bauer.  “Sales in the quarter were fueled by continued increases in unit shipments of our Rear Camera Display (RCD) and SmartBeam® mirrors.  Increased light vehicle production and customer demand for those advanced electronic products were the primary reasons for the strong fourth quarter results.”

Gentex Senior Vice President Enoch Jen said that the December announcement by the National Highway Traffic Safety Administration (NHTSA) related to rear backup cameras could potentially increase the Company’s shipments of RCD Mirrors.

On December 3, 2010, NHTSA announced its preliminary interpretation of the “Kids Transportation Safety Act of 2007,” a law intended to increase a driver’s visibility while backing up.  NHTSA indicated that all new vehicles under 10,000 lbs. in the United States are required to have backup camera-based systems by September 2014.  The phase-in schedule currently proposed is that 10 percent of the vehicles in the United States must comply by September 2012, 40 percent by September 2013 and 100 percent by September 2014.  The interpretation is subject to public comment and is intended to be finalized by February 28, 2011.

 The Company believes that its cost-competitive RCD Mirror is an optimum, ergonomic, easily adaptable method to display the output of a rear camera for increased safety, and automakers could install rear cameras with the display in a RCD Mirror to satisfy NHTSA’s preliminary interpretation.  Any color display in a vehicle is relatively costly, and when a color display is required for other features such as navigation, radio or other vehicle functions, then it may be less costly on a per-feature basis to display the output of the backup camera in that in-dash display.

Jen said that since it appears likely that camera-based systems will be required by September 2014, the Company believes that the market for camera displays in vehicles will now be divided into two primary market segments:

1)    The top 15-20 percent of the vehicle market will primarily offer the display for a rear camera in the navigation system, with the option of purchasing an RCD Mirror; and

2)    The rest of the market is the most likely segment to offer the camera display in the mirror or in other multi-purpose displays in the vehicle in a number of different locations, including the radio, instrument panel, console, etc.   This is the segment of the market that the Company believes offers the greatest volume potential, but also has significant and increasing competition.

Jen also said that, as the Company has previously indicated, RCD Mirrors will likely be implemented in three overlapping phases by automakers:

  Market-Driven Phase: time period prior to any legislation through NHTSA’s preliminary interpretation of the legislation on December 3, 2010;
  “Wait and See” Phase: period of time from when the legislation was signed into law on February 28, 2008, until the final interpretation, which currently is expected by February 28, 2011; and
  Implementation Phase: from the December 3, 2010, preliminary interpretation date until September of 2014, when 100 percent of all vehicles in the U.S. less than 10,000 lbs. will be required to be equipped with rear cameras and displays.

Jen indicated that another factor affecting these three phases is that there are certain automakers that have made it clear that they want to be leaders in this safety area, and so those automakers have either already come forward and announced their strategies for how they will offer displays in their vehicles or are expected by the Company to do so in the near future.

He said that it is important to understand the level of complexity involved in the customer decision-making process for determining how each different vehicle model will comply with these new, relatively technical regulations.  At most automakers, the individuals who are responsible for displays, center consoles, mirrors and the rear back-up cameras each come from different departments at the automaker.  While it’s relatively straightforward to implement a Gentex auto-dimming RCD Mirror in a vehicle, pulling together the rest of the camera-based system at the automaker may be more complicated for the reasons discussed above.

Jen said that based on NHTSA’s December 3, 2010, preliminary interpretation, “We understand that our customers are all busily working to determine how they will meet NHTSA’s phase-in schedule, and there are many decisions yet to be made.

“We believe that this ‘wait and see’ phase may cause a brief slowdown in the ramp-up of RCD Mirror unit shipments until customers determine how they’re going to meet the requirements of this new regulation across all of their vehicle lines – and then implement those plans,” said Jen.

“Because we are in both the ‘wait and see’ phase and the early stages of the implementation phase, and many automakers are revisiting any decisions that may have been made prior to the December 3 NHTSA announcement, we believe that there are too many uncertainties to provide annual guidance for RCD Mirror unit shipments at this time and, as a result, we currently plan to only provide guidance for the first six months of the year,” said Jen.

The Rear Camera Display Mirrors display high-resolution, color images of the area directly behind the vehicle via an automaker-specified camera.   SmartBeam is the Company’s proprietary high beam headlamp assist system.  Driver-assist features include several levels of the SmartBeam variable forward lighting product, as well as items like lane-departure warning and traffic sign recognition.

Gentex currently is working to fill a significant number of technical positions, primarily in the electrical and software development and engineering areas.  Additional information is available at http://www.gentex.com/corp_jobs.html.

Unit Shipments and Net Sales

Total auto-dimming mirror unit shipments increased by 26 percent in the fourth quarter of 2010 compared with the fourth quarter last year.  Automotive net sales increased by 26 percent from $173.3 million in the fourth quarter of 2009 to $217.7 million in the fourth quarter of 2010.

Total auto-dimming mirror unit shipments increased by 46 percent in calendar year 2010 compared with calendar year 2009.  Automotive net sales increased by 52 percent from $525.6 million in calendar year 2009 to $797.1 million in calendar year 2010.

Automatic-dimming mirror unit shipments increased by 27 percent in North America in the fourth quarter of 2010 compared with the fourth quarter of 2009, primarily as a result of increased mirror unit shipments to the domestic automakers as well as the Asian transplant automakers.  North American light vehicle production increased by 8 percent in the fourth quarter of 2010 compared with the same prior-year period.

Automatic-dimming mirror unit shipments increased by 56 percent in North America in calendar year 2010 compared with calendar year 2009, primarily as a result of increased mirror unit shipments to the domestic automakers as well as the Asian transplant automakers.  North American light vehicle production increased by 39 percent in calendar year 2010 compared with calendar year 2009.

Automatic-dimming mirror unit shipments to offshore customers increased by 26 percent in the fourth quarter of 2010 compared with the same period last year.  The increase in unit shipments was primarily due to increased mirror unit shipments to certain European automakers.  Light vehicle production in Europe was flat in the fourth quarter of 2010, and decreased by 5 percent in Japan and Korea in the fourth quarter of 2010, compared with the same period last year.

Automatic-dimming mirror unit shipments to offshore customers increased by 41 percent in calendar year 2010 compared with calendar year 2009.  The increase in unit shipments was primarily due to increased mirror unit shipments to certain European and Asian automakers.  Light vehicle production in Europe increased by 13 percent in calendar year 2010, and increased by 20 percent in Japan and Korea in calendar year 2010, compared with calendar year 2009.

Other net sales increased by 5 percent to $4.4 million for the fourth quarter of 2010 compared with the same quarter last year, as increased dimmable aircraft window net sales more than offset the 5 percent decrease in fire protection net sales.

Other net sales increased by 2 percent to $19.2 million for calendar year 2010 compared with calendar year 2009, as increased dimmable aircraft window net sales more than offset the 16 percent decrease in fire protection net sales.  The decrease in fire protection net sales for both the fourth quarter and calendar year was primarily due to the continued weak commercial construction market.

Future Estimates

Gentex Senior Vice President Enoch Jen provided certain guidance for 2011.

“Based on IHS Automotive’s (formerly CSM Worldwide) end-of-December forecast for light vehicle production levels for the first quarter of 2011, we currently expect our net sales in the first quarter of 2011 to increase by approximately 30-35 percent compared with the first quarter of 2010,” said Jen.

“Additionally, we currently estimate that shipments of our SmartBeam high beam headlamp assist product will increase by approximately 50-60 percent in calendar year 2011 compared with shipments of approximately 630,000 SmartBeam units in calendar year 2010,” said Jen.  The SmartBeam unit shipment estimate is based on IHS Automotive’s light vehicle production forecast for calendar year 2011 compared with calendar year 2010.

      As previously noted, the Company currently believes that there are too many uncertainties to provide annual guidance for RCD Mirror unit shipments at this time due to the December 3, 2010, NHTSA announcement and the uncertainties that has created.  “As a result, based on the current IHS Automotive forecast for light vehicle production levels for the first six months of 2011, we currently estimate that RCD Mirror unit shipments will increase approximately 50 percent for the first six months of 2011 compared with the same period in 2010,” said Jen.  “Gentex shipped approximately 1.25 million RCD Mirror units in calendar year 2010 compared with shipments of approximately 573,000 units in calendar year 2009.”   The RCD Mirror unit shipment estimate is based on IHS Automotive’s light vehicle production forecast for the first six months of 2011 compared with the first six months of 2010.

 The Company’s current forecasts for light vehicle production for each of the following periods in 2011 compared with the same periods in 2010 are based on IHS Automotive’s end-of-December forecast for light vehicle production in North America, Europe and Japan and Korea.

IHS Automotive Light Vehicle Production Forecast
(formerly CSM Worldwide – based on end-of-December information)
	First Quarter 2011*	First Quarter 2010*	% Change	First Six Months of 2011*	First Six Months of 2010*	% Change	Calendar Year 2011*	Calendar Year 2010*	% Change
*light vehicle units - millions
North America	3.3	2.9	15%	6.7	6.0	12%	12.9	11.9	9%
Europe	4.8	4.7	2%	9.7	9.7	Flat	18.6	18.5	1%
Japan and Korea	3.3	3.3	Flat	6.5	6.6	-2%	12.8	13.0	-2%

Based on the Company’s expected net sales for the first quarter of 2011, Jen said that the Company currently expects its gross profit margin for the first quarter of 2011 to be approximately in the same range as the fourth quarter of 2010.

Safe Harbor Statement

This news release contains forward-looking forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act, as amended, that are based on management’s belief, assumptions, current expectations, estimates and projections about the global automotive industry, the economy, the ability to control and leverage fixed manufacturing overhead costs, unit shipment and revenue growth rates, the ability to control E,R&D and S,G&A expenses, gross margins and the Company itself.  Words like “anticipates,” “believes,” “confident,” “estimates,” “expects,” “forecast,” “hopes,” “likely,” “plans,” “projects,” “optimistic” and “should,” and variations of such words and similar expressions identify forward-looking statements.  These statements do not guarantee future performance and involve certain risks, uncertainties, and assumptions that are difficult to predict with regard to timing, expense, likelihood and degree of occurrence.  These risks include, without limitation, employment and general economic conditions, worldwide automotive production, the maintenance of the Company’s market share, the ability to achieve purchasing and engineering cost reductions, customer inventory management, supplier part shortages, competitive pricing pressures, currency fluctuations, interest rates, equity prices, the financial strength/stability of the Company’s customers (including their Tier 1 suppliers), supply chain disruptions, potential sale of OEM business segments or suppliers, potential customer (including their Tier 1 suppliers) bankruptcies, the mix of products purchased by customers, the ability to continue to make product innovations, the market for Rear Camera Display Mirrors and the success of those products, the success of certain other products (e.g. SmartBeam®), and other risks identified in the Company’s other filings with the Securities and Exchange Commission.  Therefore, actual results and outcomes may materially differ from what is expressed or forecasted.  Furthermore, the Company undertakes no obligation to update, amend, or clarify forward-looking statements, whether as a result of new information, future events, or otherwise.

Fourth Quarter Conference Call

      A conference call related to this news release will be simulcast live on the Internet beginning at 10:30 a.m. EST today. To access that call, go to www.gentex.com and select the “Audio Webcast” icon on the right side of the page. Other conference calls hosted by the Company will also be available at that site in the future.

About the Company

Founded in 1974, Gentex Corporation (The Nasdaq Global Select Market: GNTX) is the leading supplier of automatic-dimming rearview mirrors and camera-based active safety systems to the global automotive industry. The Company also provides commercial smoke alarms and signaling devices to the North American fire protection market, as well as dimmable aircraft windows for the commercial, business and general aviation markets. Based in Zeeland, Michigan, the international Company develops, manufactures and markets interior and exterior automatic-dimming automotive rearview mirrors that utilize proprietary electrochromic technology to dim in proportion to the amount of headlight glare from trailing vehicle headlamps. More than half of the Company's interior mirrors are sold with advanced electronic features, and more than 97 percent of the Company's net sales are derived from the sale of auto-dimming mirrors to nearly every major automaker in the world.

GENTEX CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended		Year Ended
	December 31,		December 31,
	2010	2009	2010	2009

Net Sales	$222,100,572	$177,607,892	$816,263,414	$544,522,993
Cost of Goods Sold	142,632,209	112,513,832	520,573,101	366,968,216
Gross Profit	79,468,363	65,094,060	295,690,313	177,554,777

Engineering, Research & Development	18,075,511	12,570,247	64,100,411	47,128,086
Selling, General & Administrative	10,787,736	9,285,547	40,617,833	35,807,622
Income from Operations	50,605,116	43,238,266	190,972,069	94,619,069

Other Income	-4,637,271	-1,615,618	-12,467,945	-1,733,234

Income Before Income Taxes	55,242,387	44,853,884	203,440,014	96,352,303

Provision for Income Taxes	18,319,122	14,806,029	65,706,045	31,715,218

Net Income	$36,923,265	$30,047,855	$137,733,969	$64,637,085

Earnings Per Share
Basic	$0.26	$0.22	$0.99	$0.47
Diluted	$0.26	$0.22	$0.98	$0.47
Weighted Average Shares:
Basic	140,483,242	137,418,113	139,356,831	137,227,677
Diluted	142,227,174	138,372,258	140,735,767	137,645,350

Cash Dividends Declared per Share	$0.11	$0.11	$0.44	$0.44

CONDENSED CONSOLIDATED BALANCE SHEETS

	Dec 31,	Dec 31,
	2010	2009
ASSETS
Cash and Short-Term Investments	$434,797,369	$353,232,093
Other Current Assets	220,471,905	152,181,402

Total Current Assets	655,269,274	505,413,495

Plant and Equipment - Net	205,107,756	197,530,249
Long-Term Investments and Other Assets	142,313,609	119,659,745

Total Assets	$1,002,690,639	$822,603,489

LIABILITIES AND SHAREHOLDERS' INVESTMENT
Current Liabilities	$72,088,629	$58,637,778
Long-Term Debt	0	0
Deferred Income Taxes	37,071,184	28,036,968
Shareholders' Investment	893,530,826	735,928,743

Total Liabilities & Shareholders' Investment	$1,002,690,639	$822,603,489

AUTO-DIMMING MIRROR UNIT SHIPMENTS

(Thousands)
	Fourth Quarter Ended December 31,			Year Ended December 31,
	2010	2009	% Change	2010	2009	% Change
Domestic Interior	1,331	1,046	27%	4,956	3,086	61%
Domestic Exterior	329	262	26%	1,206	862	40%
Total Domestic Units	1,660	1,307	27%	6,162	3,949	56%

Foreign Interior	2,148	1,676	28%	7,872	5,537	42%
Foreign Exterior	840	695	21%	3,058	2,193	39%
Total Foreign Units	2,988	2,371	26%	10,930	7,730	41%

Total Interior Mirrors	3,479	2,721	28%	12,828	8,623	49%
Total Exterior Mirrors	1,170	957	22%	4,264	3,055	40%
Total Mirror Units	4,648	3,678	26%	17,092	11,678	46%

Note: Certain prior year amounts have been reclassified to conform with the current year presentation.  Percent change and amounts may not total due to rounding.

End of Filing